UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2010

IOWORLD MEDIA INCORPORATED
(Exact name of registrant as specified in charter)

Florida	0-27574	59-3350778
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

5025 W. Lemon St., Suite 200
Tampa, Florida  33609
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (813) 637-2229

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.       Other Events.

IO World Media is pleased to report the completion of the first stage of its new delivery platform. The company has been implementing new technologies to improve the integrity, and overall performance, in the delivery and integration of its content.

IO World Media’s consumer brand and subsidiary, RADIO IO, www.radioio.com, is one of the pioneers of the internet radio streaming experience. For more than a decade RADIO IO has been an innovator in the internet only radio industry while building a leading brand in the marketplace. Starting with one channel in 1997, RADIO IO now delivers more than 130 channels of premium audio content.

RADIO IO currently offers 57 ad-supported streams, 57 ad-free subscription-based streams, and 21 premium audiophile streams. Streams are offered at various levels of audio quality, depending on your device capabilities, and subscription level. There are a total of 135 different “stations,” spanning a multitude of music genres including Pop, Rock, Country, Hip-Hop, Soul, Jazz , Classical, Dance, Electronica,  Christian and many more. This innovative configuration provides a “commercial-free” listening experience for subscribers with tiered revenues through its premium offerings; while non-subscribers are offered limited entry with the ad-supported streams.

IO World Media’s commercial music subsidiary, “IO4BUSINESS,” www.io4business.com, is an internet-based, background music service provider. IO4BUSINESS was developed to fill a void in the internet-based, background music service industry; and, as a commercial brand to complement RADIO IO, the companies’ consumer brand.

IO4BUSINESS programs 47 commercial streams of independent content with the capabilities of customizing a stream to specifically suit the business’s needs. IO4BUSINESS can tailor a listening experience that creates, reinforces, and expands a specific brand. Flexible programming offers customized streams that allow product and brand insertion, sponsor and public service announcements, and other timely messaging that can flow seamlessly into a customized stream.

The company has increased its authorized shares to 250,000,000 of which 110,702,874 are issued and outstanding.

The company’s first six months of 2010 revenue was $373,192.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IOWORLDMEDIA, INCORPORATED

Date:	August 23, 2010	By:	/s/ Thomas Bean
		Name:	Thomas Bean
		Title:	Chief Executive Officer